On March 28, 2007, GameTech International, Inc. (the Company) completed the acquisition of Summit Amusement & Distributing, Ltd. (Summit), a manufacturer of video lottery terminals. The unaudited pro forma condensed combined financial data presented below is derived from the historical consolidated financial statements of the Company and the historical financial statements Summit, which are included in this report. The unaudited pro forma condensed combined balance sheet information is presented on an as adjusted basis as if the Summit Acquisition had occurred on January 31, 2007. The Company believes this information is important in evaluating the future operations and impact of the Summit Acquisition and the borrowings in respect to the Summit Acquisition.

The Company and Summit have different fiscal year ends. Accordingly, the unaudited pro forma condensed combined balance sheet combines the Company’s historical unaudited condensed consolidated balance sheet as of January 31, 2007 and Summits historical audited condensed balance sheet as of December 31, 2006, giving effect to the acquisition as if it had occurred on January 31, 2007. The unaudited pro forma condensed combined statement of operations for the twelve months ended October 31, 2006, combines the Company’s historical audited consolidated statement of operations for the twelve months then ended with Summit’s historical audited statement of operations for the twelve months ended December 31, 2006. The unaudited pro forma condensed combined statements of operations give effect to the merger as if it had occurred on November 1, 2005. The unaudited pro forma condensed combined statement of operations for the three months ended January 31, 2007, combines the Company’s historical unaudited consolidated statement of operations for the three months then ended with Summit’s historical unaudited statement of operations for the three months ended December 31, 2006. Summit’s historical unaudited condensed statement of operations for the three months ended December 31, 2006 are also included in the unaudited pro forma condensed combined statement of operations for the year ended October 31, 2006.

The unaudited pro forma condensed combined financial statements contained in this report use the purchase method of accounting, with the Company treated as the acquirer. The purchase price for the Summit Acquisition was approximately $40.3 million. The pro forma adjustments are based on currently available information and upon assumptions that the Company believes are reasonable under the circumstances. A final determination of the allocation of the purchase price to the assets acquired and the liabilities assumed has not been made, and the allocation reflected in the unaudited pro forma condensed combined financial statements should be considered preliminary and is subject to the completion of a more comprehensive valuation of the assets acquired and liabilities assumed. The final allocation of purchase price could differ from the pro forma allocation included herein. Amounts preliminarily allocated to intangible assets may change significantly, and amortization methods and useful lives may differ from the assumptions that have been used in this unaudited pro forma condensed combined financial information, any of which could result in a material change in depreciation and amortization expense.

You should read the following pro forma statements in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the financial statements and related notes contained in the Company’s annual report on Form 10-K filed with the Securities and Exchange Commission on October 31, 2006.

Summit has been taxed as a partnership under the provisions of the Internal Revenue Code of 1986. Under those provisions, the owners of Summit pay income taxes on its taxable income. Accordingly, a provision for income taxes is not included in Summit’s financial data.

The unaudited pro forma condensed combined financial statements are provided for illustrative purposes only. They do not purport to represent what the results of operations and financial position of the Company would have been had the Summit Acquisition and related transactions actually occurred as of the dates indicated, and they do not purport to project or predict the future results of operations or financial position of the Company.

	GameTech International Inc. Historical as of January 31, 2007	Summit Amusement & Distributing, Ltd. Historical as of December 31, 2006	Pro Forma Adjustments		Pro Forma As Adjusted
Assets
Current Assets
Cash and cash equivalents	$12,398	$1,304	$(4,038)	(a)(b)	$9,664
Accounts receivable, net	3,860	3,981	-		7,841
Prepaid expenses and other	7,625	109	-		7,734
Inventory	-	3,024	-		3,024

Total current assets	23,883	8,418	(4,038)		28,263

Property and equipment, net	780	395	244	(c)	1,419
Inventory and Bingo Terminals, net	22,819	-	-		22,819
Intangibles, net	1,031	-	7,720	(e)	8,751
Goodwill	10,184	-	27,145	(f)	37,329
Other assets, net	828	92	-		920
Deferred Income Taxes	172	-	-		172

Total assets	$59,697	$8,905	$31,071		$99,673

Liabilities and stockholders’ equity (deficiency)
Current liabilities
Current portion of long-term debt	$21	$-	$4,400	(g)	$4,421
Accounts payable	718	574	-		1,292
Accrued expenses	6,052	1,821	-		7,873
Other current liabilities	-	5,578	(5,578)	(b)	-
Federal Income tax payable	951	-	-		951

Total current liabilities	7,742	7,973	(1,178)		14,537

Long-term debt, less current portion	154	-	33,181	(g)	33,335
Deferred Federal income tax liability	594	-	-		594

Stockholders’ equity (deficiency)
Common stock: $0.001 par value, 40,000,000 shares authorized, 14,371,547 issued.	14	-	-		14
Treasury Stock, at cost, 1,855,325 shares	(8,096)	-	-		(8,096)
Retained earnings	8,107	-	-		8,107
Partners’ capital	-	932	(932)	(d)	-
Additional paid-in capital	51,182	-	-		51,182
Total stockholders’ equity	51,207	932	(932)		51,207

Total liabilities and stockholders’ equity	$59,697	$8,905	$31,071		$99,673

	Historical
	For the Twelve months ended
	GameTech International, Inc. Historical October 31, 2006	Summit Amusement & Distributing, Ltd. December 31, 2006 (1)	Pro Forma Adjustments		Pro Forma As Adjusted
Revenue
Revenue	$49,289	$25,252	$-		$74,541
Cost of Revenue	19,929	14,027	-		33,956

Gross profit	29,360	11,225	-		40,585

Operating expenses:
General and administrative	8,436	5,057	(1,500)	(l)	11,993
Sales and marketing	11,041	168	-		11,209
Research and development	2,885	1,119	-		4,004
Depreciation and amortization	-	188	1,189	(k)	1,377

Total operating expenses	22,362	6,532	(311)		28,583

Income from operations	6,998	4,693	311		12,002

Other (income) expense, net	(346)	191	3,706	(h)	3,551

Income before income taxes	7,344	4,502	(3,395)		8,451

Provision for (benefit from) income taxes	2,961	-	443	(j)	3,404

Net income (loss)	$4,383	$4,502	$(3,838)		$5,047

Net income per share:
Basic	$0.36	$-	$-		$0.41
Diluted	$0.34	$-	$-		$0.040

Shares used in computing income per share:
Basic	12,181	-	-		12,181
Diluted	12,757	-	-		12,757

Shares used in computing basic and diluted income per share are the shares of the Company as of October 31, 2006. The acquisition of Summit was a cash transaction, therefore, no additional shares were issued. Dilutive potential common shares have been included only if they have a dilutive effect on earnings per share.

(1) The twelve months pro forma results of operation consists of the year ended December 31, 2006 for Summit and the year ended October 31, 2006, for the Company.

	Historical
	For the Three months ended
	GameTech International, Inc. Historical January 31, 2007	Summit Amusement & Distributing, Ltd. December 31, 2006 (2)	Pro Forma Adjustments		Pro Forma As Adjusted
Revenues
Revenue	$12,016	$5,666	$-		17,682
Cost of Revenue (net)	4,922	3,275	-		8,197

Gross Profit	7,094	2,391	-		9,485

Operating expenses
General and administrative	2,018	2,208	(1,500)	(l)	2,726
Sales and marketing	2,908	33	-		2,941
Research and development	602	324	-		926
Depreciation and amortization	-	47	297	(k)	334

Total costs and expenses	5,528	2,612	(1,203)		6,937

Income (loss) from operations	1,566	(221)	1,203		2,548

Other (income) expenses	(155)	98	927	(i)	870

Income (loss) before income tax	1,721	(319)	276		1,678

Provision for (benefit from) income tax	649	-	(17)	(j)	632

Net income (loss)	$1,072	$(319)	$293		$1,046

Net income per share:
Basic	$0.09	$-	$-		$0.08
Diluted	$0.08	$-	$-		$0.08

Shares used in computing income per share:
Basic	12,614	-	-		12,614
Diluted	13,261	-	-		13,261

Shares used in computing basic and diluted income per share are the shares of the Company as of January 31, 2007. The acquisition of Summit was a cash transaction, therefore, no additional shares were issued. Dilutive potential common shares have been included only if they have a dilutive effect on earnings per share.

(2) The three months pro forma results of operation consists of the three months ended December 31, 2006 for Summit and the three months ended January 31, 2007 for the Company. The three months ended December 31, 2006 for Summit are also included in the twelve-month pro forma statement of operations.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

1.	Basis of Presentation

On March 28, 2007, the Company completed the acquisition of substantially all of the assets of Summit Amusement & Distributing, Ltd. (Summit), in a transaction accounted for using the purchase method of accounting in accordance with Statement of Financial Accounting Standards No. 141 (“SFAS 141”), Business Combinations. The total estimated purchase price of approximately $40.3 million in cash, including estimated direct transaction cost of $1.9 million.

The preliminary estimate total purchase price is as follows (in thousands):

Cash paid for Summit	$38,381
Estimated Direct Transaction Costs	1,934
Total preliminary purchase price	$40,315

Under the purchase method of accounting, the total purchase price as shown in the table above is allocated to Summit’s tangible and intangible assets based on their fair values as of the acquisition date. The preliminary estimated purchase price has been allocated based on the preliminary estimates that are described in the introduction to these unaudited pro forma condensed combined financial statements.

The allocation of the preliminary purchase price and estimated useful lives and first year amortization associated with certain assets is as follows (in thousands)

Accounts Receivable	$3,981
Prepaid expenses and other assets	201
Inventory	3,024
Property and equipment	639
Intangibles	7,720
Identified goodwill	25,545 *
Trade name	1,600
Accounts payable	(574)
Accrued expenses	(1,821)

Total Cash Purchase Price	$40,315

* Includes the excess of the purchase price over the estimated fair value of assets and liabilities assumed.

2.	Pro Forma Adjustments

Pro forma adjustments are necessary to reflect the estimated purchase price, to reflect amounts related to Summit’s net tangible and intangible assets at an amount equal to the preliminary estimate of their fair values, to reflect the depreciation expense resulting from the estimated fair value adjustments to the net tangible assets and to reflect the income tax effect related to the pro forma adjustments.

There were no intercompany balances or transactions between the Company and Summit as of the dates for the periods of these pro forma condensed combined financial statements.

The pro forma combined provision for income taxes does not necessarily reflect the amounts that would have resulted had the Company and Summit filed consolidated income tax returns during the periods presented.

    The Company has not identified any pre-acquisition contingencies where the related asset, liability or impairment is probable and the amount of the asset, liability or impairment can be reasonably estimated. Prior to the end of the purchase price allocation period, if information becomes available which would indicate it is probable that such events have occurred and the amounts can be reasonably estimated, such items will be included in the purchase price allocation.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

     The pro forma adjustments included in the unaudited pro forma condensed combined financial statements are as follows:

a)
Total debt incurred in connection with the Summit Acquisition was $37.6 million, which does not include cash paid of approximately $2.7 million, which included the earn out portion of the purchase price of $800,000, approximately $1.2 million in acquisition costs, and loan fees of $700,000.

b)	Represents the assets and liabilities not acquired in the transaction, which included approximately $1.3 million in cash and $5.6 million in other liabilities.

c)	Represents the fair value adjustment of the property and equipment.

d)	Equity accounts eliminated in purchase accounting.

e)	Represents the cost of identifiable intangible assets acquired with the purchase of Summit’s assets.

f)	Represents the goodwill associated with the purchase of Summit’s assets.

g)	Represents the total financing requirements associated with the purchase of Summit’s assets. Approximately $37.6 million, of which $4.4 million is current

h)
Total debt incurred in connection with the Summit Acquisition was approximately $37.6 million. The interest adjustment reflects (i) estimated annual interest expense of $3.6 million on the debt related to the financing of the Summit Acquisition, assuming an average interest rate of 9.54% and (ii) estimated amortization of $100,000 on loan fees related to the Summit Acquisition.

i)
Total debt incurred in connection with the Summit Acquisition was approximately $37.6 million. The interest adjustment reflects (i) estimated quarterly interest expense of $902,000 on the debt related to the financing of the Summit Acquisition, assuming an average interest rate of 9.54% and (ii) estimated amortization of $25,000 on loan fees related to the Summit Acquisition.

j)
Represents the adjustment for the tax provision (benefit from) based on the Company’s effective rate at October 31, 2006 of approximately 40%. The adjustment is calculated on the net of the income before income taxes from Summit and the other expenses pro forma adjustment.

k)
Represents the amortization of $7.72 million in identifiable intangible assets that have a estimated determinable life of 5 to 10 years and the additional depreciation of $61,000, annually due to the adjustment in the fair market value of property and equipment.

l)	Summit paid a one time bonus in the amount of 1.5 million.